UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2012

GREENHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-156611	26-2903011
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5171 Santa Fe Street, Suite I San Diego, California	92109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 273-2626

Copies to:

Peter Campitiello, Esq.

Tarter Krinsky & Drogin LLP

1350 Broadway

New York, New York 10018

Tel: 212-216-8085

Fax: 212-216-8001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01.         Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.01 are hereby incorporated to this Item 1.01

Item 2.01.         Completion of Acquisition or Disposition of Assets.

Merger with Premier Alliance Group, Inc.

Effective March 5, 2012, the Registrant consummated the merger whereby Registrant merged with GHH Acquisition Company, Inc. (“Merger Sub”), a wholly-owned subsidiary of Premier Alliance Group, Inc., a Delaware corporation (“Premier”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) with Premier and Merger Sub. Pursuant to the Merger Agreement, the Merger Sub merged with and into the Registrant with the Registrant remaining the surviving corporation of the merger (the “Merger”) and a wholly -owned subsidiary of Premier.

Pursuant to the Merger Agreement, all of the issued and outstanding shares of capital stock of the Registrant, excluding options and warrants to purchase Registrant capital stock (collectively, the “GHH Stock”) were converted into the right to receive a number of newly issued shares of Premier’s common stock representing forty (40%) percent of Premier’s issued and outstanding capital stock (the “Merger”) immediately following the Merger on a fully diluted basis including the merger shares, subject to adjustment resulting from the conversion of the GHH Convertible Note (defined in the Agreement), and excluding options and warrants to purchase Premier capital stock (the “Merger Shares”). The final exchange ratio of shares of GHH Stock for shares of common stock of Premier is .13954156 shares of Premier common stock for each share of GHH Stock exchanged in the Merger. Certain shares which otherwise would be delivered to the Registrant’s principal shareholders, officers and directors, totaling 1,334,678 shares, representing approximately 18.8% of the shares issued to the Registrant’s shareholders, have been delivered to an escrow agent, to be released pending the achievement of certain revenue goals and to secure certain indemnification obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 9, 2012	GREENHOUSE HOLDINGS, INC.

By: /s/ John Galt
Name: John Galt
Title: Chief Executive Officer